Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about August 4, 2023) pertaining to the 2023 Equity Incentive Plan of Eagle Materials Inc. of our reports dated May 19, 2023, with respect to the consolidated financial statements of Eagle Materials Inc. and the effectiveness of internal control over financial reporting of Eagle Materials Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 4, 2023